Exhibit 99.1

Promotion Bonus Repayment Agreement

By signing this Promotion Bonus Repayment Agreement (“Agreement”) below I, [EXECUTIVE NAME], acknowledge that, as part of my promotion offer with Pier 1 Services Company, its parent, or any of its subsidiaries or affiliates (collectively “Pier 1 Imports”), I am being offered a lump sum promotion bonus of $_______, less applicable taxes and other required withholdings (the “Bonus”), under the following terms and conditions.

In consideration of Pier 1 Imports’ payment of the Bonus, I hereby agree as follows:

If, within twelve (12) months of my promotion date, my employment with Pier 1 Imports is terminated by Pier 1 Imports for “Cause” or by me without “Good Reason” (as such terms are defined in the Executive Agreement between myself and Pier 1 Imports, Inc. dated _______, 2019), I agree that within ten (10) business days of the separation of my employment from Pier 1 Imports, I will repay the Bonus on a pro-rated basis. The pro-rated repayment amount will be the amount of the Bonus less one twelfth (1/12) of the Bonus multiplied by the number of full months that have elapsed since my promotion date. For example, if my employment with Pier 1 Imports is terminated by Pier 1 Imports for Cause or by me without Good Reason six months after my promotion date, I would reimburse Pier 1 Imports for fifty percent (50%) of the Bonus. I further agree that I will make the repayment to Pier 1 Imports in the form of a check or money order made payable to Pier 1 Services Company.

In the event I am obligated to repay or reimburse Pier 1 Imports for any portion of the Bonus as provided in this Agreement, I authorize Pier 1 Imports to deduct any portion of the Bonus which I am obligated to repay or reimburse from any wages due and owing to me including, but not limited to, my final paycheck. I understand and agree that, if such monies are not sufficient to repay the full amount I owe, I will still remain obligated to reimburse or pay the balance to Pier 1 Imports.

Nothing in this Agreement will be construed as a commitment, guarantee, agreement, or understanding of any kind or nature that Pier 1 Imports will continue to employ me, nor will this Agreement affect in any way the right of Pier 1 Imports or me to terminate my employment at any time and for any reason, with or without Cause. I acknowledge and agree that I am an “at will” employee.

This Agreement was negotiated and entered into, at least in part, in the state of Texas and shall be construed under the laws of the state of Texas without regard to conflicts or choice of law and venue shall be brought exclusively in Tarrant County, Texas.

This Agreement is entered into and is effective as of the date indicated below.

Executive:	Pier 1 Services Company,
By: Pier 1 Holdings, Inc., its managing trustee
______________________________ Insert Exec Name	By:_____________________________ Christine Murray
Executive V.P. – Human Resources and
Chief Human Resources Officer
Date: __________________________